Exhibit 99.1

Superclick Reports Record Revenue and Net Income for the Fiscal Year Ended October 31, 2008

MONTREAL – (MARKET WIRE) – Jan. 20, 2009 -- Superclick, Inc. (OTCBB:SPCK), a technology leader in IP infrastructure management solutions to the hospitality industry today announced record financial results for the fiscal year ended October 31, 2008.

Key Financial Highlights:
•	90.9% year-over-year increase in net income.
•	41% year-over-year increase in revenue.
•	151% year-over-year increase in operating profit.
•	8th consecutive quarter of 40% or greater gross margin.
•	8th consecutive quarter of operating profit. ..
•	52% year-over-year increase in installation revenue.
•	29% year-over-year increase in services revenues.
•	Revenue CAGR of 28.25% since 2005. .

Financial Results for the Year Ended October 31, 2008

Superclick reported record net revenues of $6,762,867 for the year ended October 31, 2008, an increase of 41.4% from the $4,782,703 reported for fiscal year 2007. The primary factors driving revenue growth for the business were a 52.2% increase in installation revenue to $3,756,874 and a 29.9% increase in support activity to $3,005,993.

Cost of goods sold increased $986,155 to $3,418,139 for the year ended October 31, 2008. Gross profit increased 42.3% to $3,344,728 representing 49.5% gross margins, an increase from 49.2% gross margin reported for fiscal year 2007.

Selling, general and administrative (SG&A) expenses for the year ended October 31, 2008 decreased by 9.4% on a year-over-year basis to $1,258,848. Research and development expenses increased 11.4% on a year-over-year basis to $183,408. Total costs and expenses declined by 7.1% on a year-over-year basis to $1,503,885. Income from operations increased 151.3% on a year-over-year basis to $1,840,843 from $732,403 reported last year.

The Company is pleased to report net income of $1,560,177, or $0.04 per share, an increase of 90.9% year-over-year from net income of $817,407 reported for fiscal year 2007. Net margins increased to 23.1% for fiscal year 2008, compared with 17.1% reported last year.

We reduced our debt owed in a convertible debenture to Chicago Venture partners in 2008 by $680,089, or 44%, to $841,558. We expect to announce within the first quarter of this year that we have paid off this debenture in its entirety.

Superclick ended the year with cash on hand of $781,520 and accounts receivable of $2,142,205. Accounts receivable at the end of fiscal year 2007 were $834,813.

“This was another tremendous year for Superclick,” said Sandro Natale, CEO and co-founder of Superclick. “In a year chalked with challenging conditions for hoteliers and on a macroeconomic basis, our value proposition to our customers was well-received, as demonstrated by the record financial results reported this morning. I have commented on several occasions that we are committed to developing better and more cost-effective, value-added IP management solutions for our customers. This commitment is more critical for our customers in the current economic environment than it has ever been.”

Key Operating Highlights

•	Expanded presence into Asia and have recently begun trials with leading brands in Dubai.
•	Expanded presence in North America, and selected as approved vendor by Starwood Hotels and Resorts.
•	Developed and commercialized multi-homing application with network load balancing and bandwidth management, which features guaranteed connection reliability and reduced network costs.
•	Validated multi-homing application with initial order from Intercontinental Hotels Group for 111 properties.

Mr. Natale added that, “Our focus in 2009 will continue to be on expanding our market presence, leveraging our technology and successes with leading brands to establish footholds into new markets. While we continue to make strong progress with our customers in North America, we are accelerating our efforts to expand our presence into Asia with leading brands like Mandarin Oriental, Four Seasons and Fairmont. We have also recently begun trials with leading brands in Dubai. It is important to emphasize that while our decision to expand our business into Asia and the U.A.E. in the next year is driven by the fact that we are entering these markets with established partners and hotel brands that we have built strong relationships in North America with over the past five years. Our long-standing relationships, superior performance and commitment to our customers has laid the groundwork for a more efficient and accelerated path to growth on a global basis.”

Conference Call to Discuss Fiscal Year 2008 Results

Superclick will host a conference call this Thursday, at 4:30pm EST to discuss fiscal year 2008 results. Interested participants should call toll-free at 1-888-634-9984 when calling within the United States or 1-719-325-2189 when calling internationally. The participant pass code for the call is 3710664. There will be a playback available from through February 2, 2009. To listen to the playback, please call 1-888-203-1112 when calling within the United States or 1-719-457-0820 when calling internationally. Please use pass code 3710664 for the replay.

About Superclick, Inc.

Superclick, Inc. (OTC BB:SPCK.OB - News), through its wholly owned, Montreal-based subsidiary Superclick Networks, Inc., develops, manufactures, markets and supports the Superclick Internet Management System (SIMS(tm)), Monitoring and Management Application (MAMA(tm)) and Media Distribution System (MDS(tm)) in worldwide hospitality, conference center and event, multi-tenant unit (MTU) and university markets. Current clients include MTU residences and Candlewood Suites®, Crowne Plaza®, Fairmont Hotels and Resorts®, Four Seasons Hotels and Resorts®, Four Points by Sheraton®, InterContinental Hotels Group PLC®, Hilton®, Holiday Inn®, Holiday Inn Express®, Hampton Inn®, Mandarin Oriental Hotel Group ® Marriott®, Novotel®, Radisson®, Sheraton®, Westin® and Wyndham® hotels in Canada, the Caribbean and the United States.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements with the terms ``believes,'' ``belief,'' ``expects,'' ``intends,'' ``anticipates,'' ``will'' or ``plans'' to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Contact:

Corporate Communications
Todd M. Pitcher
858-518-1387
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Source: Superclick, Inc.